Exhibit (c)(x)

DRAFT

GOLD'S PROFIT & LOSS ACCOUNT

$ millions	Historic Dec-08A	Historic Dec-09A	Forecast Dec-10E	Forecast Dec-11E	Forecast Dec-12E	Historic Mar-09A	Forecast Mar-10E	Forecast Mar-11E	Forecast Mar-12E
AUM schedule									
Opening AUM	24,612	15,039	22,175	27,100	33,213	15,039	15,400	23,074	28,628
Closing AUM	15,039	22,175	27,100	33,213	36,534	15,400	23,074	28,628	34,043
Average AUM	19,826	18,607	24,638	30,157	34,874	15,220	19,237	25,851	31,336
P&L									
Net management fees	318	149	193	253	278	253	160	211	259
Net performance fees	108	115	204	258	284	114	105	203	258
Net admin fees	69	26	34	43	47	52	28	37	44
Other revenues	1	8	4	2	2	(4)	8	4	2
Net revenues	**495**	**298**	**435**	**556**	**612**	**415**	**301**	**455**	**563**
Fixed costs	(288)	(185)	(222)	(262)	(298)	(247)	(198)	(232)	(270)
Variable costs	(28)	(92)	(99)	(125)	(107)	(28)	(92)	(99)	(125)
EBITDA	**179**	**20**	**114**	**170**	**206**	**140**	**11**	**124**	**168**
Depreciation	(3)	(4)	(6)	(7)	(7)	(3)	(4)	(6)	(7)
EBITA	**176**	**16**	**108**	**163**	**199**	**137**	**7**	**118**	**162**
Finance costs	(17)	(12)	(7)	(7)	(7)	(15)	(11)	(7)	(7)
PWP normalised non-GAAP PBT	**159**	**5**	**101**	**156**	**192**	**122**	**(4)**	**111**	**155**
Tax on normalised PBT	(18)	1	(25)	(35)	(36)	(12)	6	(38)	(34)
PWP normalised non-GAAP net income	**141**	**6**	**76**	**121**	**156**	**109**	**2**	**74**	**121**
Exceptionals	-	85				-			
Cumulative dividends to NG	(15)	(10)				(11)			
Gold reported non-GAAP net income	**127**	**81**				**98**			
Exceptionals	-	(1)				-			
Intangible amortisation	-	(2)				-			
Acquisition-related items	(739)	(438)				(608)			
Gold reported GAAP net income	**(612)**	**(359)**				**(510)**			
PWP normalised EPS ($)	**0.44**	**0.02**	**0.23**	**0.37**	**0.48**	**0.34**	**0.01**	**0.23**	**0.37**

Source: Company disclosures; PWP analysis based on updated broker forecasts as at 23 Apr 2010

Perella Weinberg Partners

Confidential | 1

DRAFT ALTERNATIVE ASSET MANAGER SHARE PRICE PERFROMANCE LTM SHARE PRICE DEVELOPMENT SINCE 25-MAR-10 20.9% 250 19.0% +99.1% -Och Ziff 200 1.7% +97.2% -BlueBay (1.9%) (3.2%) M Och-Ziff Ashmore BlueBay Gold (Index 100) 150 performance +15.0% -Ashmore +11.3% - share price 100 Gold (1.9%) - Indexed M 50 M Och-Ziff Ashmore BlueBay Gold 0 May-09 Jun-09 Aug-09 Oct-09 Nov-09 Jan-10 Mar-10 Apr-10 Source: Factset Confidential 2

DRAFT AVP As at: 30-Apr-10 Shares outstanding (m) 322.0 322.0 322.0 322.0 322.0 322.0 322.0 322.0 322.0 Plus: Convertible bonds (m) 72.3 70.5 69.1 68.0 66.6 67.3 66.6 65.9 65.2 Total (including impact of convertible bonds) (m) 394.2 392.4 391.1 390.0 388.6 389.3 388.6 387.9 387.2 Blended Offer Price ($) 3.24 3.50 3.75 4.00 4.14 4.25 4.50 4.75 5.00 Premium (to $3.24) 0.0% 8.0% 15.7% 23.5% 27.9% 31.2% 38.9% 46.6% 54.3% Premium (to $2.68 undisturbed price) 20.9% 30.6% 39.9% 49.3% 54.6% 58.6% 67.9% 77.2% 86.6% Implied Equity Value ($m) 1,277 1,374 1,466 1,560 1,587 1,654 1,749 1,843 1,936 Debt ($m) 305 305 305 305 305 305 305 305 305 Cash ($m) (190) (190) (190) (190) (190) (190) (190) (190) (190) Net Debt ($m) 115 115 115 115 115 115 115 115 115 Implied Enterprise Value ($m) 1,393 1,489 1,582 1,675 1,702 1,770 1,864 1,958 2,051 ($m, M arch Year End) P / E Net Income (Unadj.)(1)Net Income (Adj.)(2) 2011E 73.6 82.9 15.4x 16.6x 17.7x 18.8x 19.1x 20.0x 21.1x 22.2x 23.3x 2012E 120.7 130.1 9.8x 10.6x 11.3x 12.0x 12.2x 12.7x 13.4x 14.2x 14.9x P / E Net Income (Adj.)(2) Plus Synergies(3) 2011E 82.9 103.4 12.4x 13.3x 14.2x 15.1x 15.3x 16.0x 16.9x 17.8x 18.7x 2012E 130.1 171.1 7.5x 8.0x 8.6x 9.1x 9.3x 9.7x 10.2x 10.8x 11.3x Denotes 2012 comps trading range(4) Note: (1) PWP normalised net income (2) Adjusted for after-tax interest expense of converted convertible bonds (3) Includes $25m of pre-tax synergies in 2011 and $50m in 2012, taxed at 18% (4) Comps consist of M, Ashmore and BlueBay Confidential 3

DRAFT ACCRETION/ (DILUTION) ANALYSIS (in $m, unless specified) Scenario 1 — Last Board Scenario 2 Scenario 3 Principals Public Shareholders Principals Public Shareholders Principals Public Shareholders Offer Price ($) $3.60 $4.02 $3.50 $4.50 $3.75 $4.50 Premium to Last Close(1) 11.1% 24.1% 8.0% 38.9% 15.7% 38.9% Premium to Undis. Price(2) 34.3% 50.0% 30.6% 67.9% 39.9% 67.9% Exchange ratio(3) 0.9667 0.9398 1.0070 Fully Diluted Shares (m) 161 229 161 227 161 227 Consideration Shares Cash Shares Cash Shares Cash Offer Value ($m) 581 919 565 1,022 605 1,022 Total Offer Value ($m) $1,500m $1,587m $1,628m M Market Cap (last close) ($m) $6,373m $6,373m $6,373m Offer Value / M Market Cap 23.5% 24.9% 25.5% M Shares Issued / Current 9.1% 8.9% 9.5% Blended Offer Price ($) $3.86 $4.14 $4.22 Premium to Last Close(1) 19.1% 27.9% 30.3% Premium to Undis. Price(2) 43.9% 54.6% 57.5% Value of Public Premium ($m) $96.0m $227.2m $170.4m Capitalised Synergies ($50m p.a. @ 12x) $432.0m $432.0m $432.0m Public Premium / Capitalised Synergies 22.2% 52.6% 39.4% Total Offer Premium ($m) $240.7m $352.5m $382.6m Total Offer Premium / Capitalised Synergies 55.7% 81.6% 88.6% Total Debt 305 305 305 Less: Cash (190) (190) (190) Net Debt 115 115 115 Implied Enterprise Value 1,615 1,702 1,743 Implied P / E M Group Mar-11 11.3x 18.1x 19.1x 19.6x Mar-12 8.0x 11.5x 12.2x 12.5x Implied P / E including synergies(4) M Group Mar-11 11.3x 14.5x 15.3x 15.7x Mar-12 8.0x 8.8x 9.3x 9.5x Accretion / (Dilution)(4) Mar-11 5.02% 4.99% 4.38% Mar-12 9.05% 9.11% 8.47% Source: PWP analysis, Factset; Data as of 30-Apr-10; (1) Gold last close of $3.24 on 30 April 2010; (2) Gold undisturbed share price of $2.68 as at 25 Mar 2010; (3) Exchange ratio defined as stock offer price / acquiror share price; (4) Including synergies of $25m in 2011 and of $50m in 2012, tax rate of 18% Confidential 4

DRAFT PRO FORMA REGULATORY CAPITAL ANALYSIS M Regulatory Capital ($m) Gold Capital Requirement ($m) Capital position $m Credit risk 17 Available equity tier 1 capital 2,365 Market risk -Innovative tier 1 300 Operational risk 36 Available tier 1 capital 2,665 Total 53 Tier 2 399 Ow n funds 3,064 Transaction Adjustments ($m) Deductions (290) Total regulatory capital 2,774 Gold NAV (31 Dec 2009) (284) Less: Gold GW and Intangibles (35) Plus: Quarterly Net Income 2 Capital requirements Plus: Converted Bonds 229 Credit risk 334 Gold NAV (Adjusted, 31 Mar 2010) (88) Market risk 98 Operational risk 653 Pro Forma Excess Capital ($m, unless stated) Total capital requirements 1,085 Offer Price (principals / public), $ $3.60 $4.02 $3.50 $4.50 $3.75 $4.50 Excess capital 1,689 Total Offer Value 1,500 1,587 1,628 Board cushion (175) Of Which Equity 581 565 605 Net excess capital (31 March 2010) 1,514 Net Excess Capital 1,514 1,514 1,514 Less: Gold Capital Requirement (53) (53) (53) Plus: New Equity Issued 581 565 605 Less: Goodw ill Created (Total Offer Value — Adj. Gold NAV) (1,587) (1,675) (1,715) Pro Forma Excess Capital 454 350 350 Confidential 5

DRAFT CAPITALISED VALUE OF SYNERGIES CAPITALISED VALUE OF SYNERGIES (1) CAPITALISED VALUE OF SYNERGIES PER SHARE(1) Synergy multiple Synergy multiple 10.0x 11.0x 12.0x 13.0x 14.0x 10.0x 11.0x 12.0x 13.0x 14.0x $0m $0.0m $0.0m $0.0m $0.0m $0.0m $0m $0.00 $0.00 $0.00 $0.00 $0.00 $10m $72.0m $79.2m $86.4m $93.6m $100.8m $10m $0.18 $0.20 $0.22 $0.24 $0.26 $20m $144.0m $158.4m $172.8m $187.2m $201.6m $20m $0.37 $0.41 $0.44 $0.48 $0.52 $30m $216.0m $237.6m $259.2m $280.8m $302.4m $30m $0.55 $0.61 $0.67 $0.72 $0.78 synergies synergies $40m $288.0m $316.8m $345.6m $374.4m $403.2m $40m $0.74 $0.81 $0.89 $0.96 $1.04 $50m $360.0m $396.0m $432.0m $468.0m $504.0m $50m $0.92 $1.02 $1.11 $1.20 $1.29 Full run-rate $60m $432.0m $475.2m $518.4m $561.6m $604.8m Full run-rate $60m $1.11 $1.22 $1.33 $1.44 $1.55 $70m $504.0m $554.4m $604.8m $655.2m $705.6m $70m $1.29 $1.42 $1.55 $1.68 $1.81 $80m $576.0m $633.6m $691.2m $748.8m $806.4m $80m $1.48 $1.63 $1.78 $1.92 $2.07 $90m $648.0m $712.8m $777.6m $842.4m $907.2m $90m $1.66 $1.83 $2.00 $2.16 $2.33 $100m $720.0m $792.0m $864.0m $936.0m $1008.0m $100m $1.85 $2.03 $2.22 $2.40 $2.59 Note: (1) Based on Gold diluted shares and UK marginal tax rate of 28% Confidential 6

DRAFT EXCHANGE RATIO PROTECTION ASSUMPTIONS • Price to principals of $3.50 in M shares • M share price of 243p as at 30-Apr-10 • USD:GBP exchange rate of 1.53 M share price 207p 219p 231p 243p 255p 268p 280p $4.00 (15.0%) (10.0%) (5.0%) 0.0% 5.0% 10.0% 15.0% Implied share $3.00 $3.15 $3.33 $3.50 $3.68 $3.85 $4.00 ratio price protection Exchange Exchange ratio 0.9477 0.9398 0.9398 0.9398 0.9398 0.9398 0.9340 (protected) $3.50 without ) $ Share price $2.98 $3.15 $3.33 $3.50 $3.68 $3.85 $4.03 ratio protection Value ( Exchange Exchange 0.9398 0.9398 0.9398 0.9398 0.9398 0.9398 0.9398 ratio (fixed) $3.00 Value of protection $0.02 — — — — — -$0.03 per share Total value of protection / $4m — — — — — ($4m) $2.50 (cost of 207p 227p 260p 276p protection) M share price Confidential 7

DRAFT ALTERNATIVE ASSET MANAGEMENT TRADING COMPARABLES Share price performance EV-to-EBITDA Price-to-earnings % of 52 week % of 52 week Market Enterprise Company Share price high low capitalisation value AUM (latest) Mar-09 Mar-10 Mar-11 Mar-12 Mar-09 Mar-10 Mar-11 Mar-12 EV / AUM M£2.43 65.1% 115.4% $6,375m $4,556m $39.1bn 4.1x 8.6x 6.8x 5.0x 6.5x 14.2x 11.3x 8.0x 11.7% Och-Ziff $17.52 94.7% 239.0% $6,268m $6,838m $25.3bn 17.7x 12.7x 10.4x 8.6x 18.8x 12.4x 10.9x n.a. 27.0% Ashmore£2.65 85.0% 144.4% $3,064m $2,625m $33.0bn 9.8x 9.5x 8.3x 7.1x 14.3x 14.1x 12.3x 10.8x 8.0% BlueBay£3.74 95.1% 210.5% $1,136m $1,041m $37.0bn 13.3x 9.2x 7.6x n.a. 20.9x 13.7x 11.0x 10.1x 2.8% Gold $3.24 70.3% 142.1% $1,040m $1,449m $22.2bn 10.3x n/m 13.2x 9.2x 9.6x n/m 15.5x 9.4x 6.5% Maximum 17.7x 12.7x 13.2x 9.2x 20.9x 14.2x 15.5x 10.8x 27.0% Mean 11.0x 10.0x 9.2x 7.5x 14.0x 13.6x 12.2x 9.6x 11.2% Median 10.3x 9.4x 8.3x 7.9x 14.3x 13.9x 11.3x 9.8x 8.0% Minimum 4.1x 8.6x 6.8x 5.0x 6.5x 12.4x 10.9x 8.0x 2.8% Source: Factset Note: Market data as of 30-Apr-10; AuM as of latest available Confidential 8

DRAFT TRADITIONAL ASSET MANAGEMENT TRADING COMPARABLES Share price performance EV-to-EBITDA Price-to-earnings % of 52% of 52 Market Company 30-Apr-10 week high week low capitalisation Enterprise value AUM (latest) Dec-10 Dec-11 Dec-12 Dec-10 Dec-11 Dec-12 EV / AUM UK traditonal asset managers Invesco (1) $22.99 95.5% 167.7%£6,440m£6,712m£338bn 7.9x 5.5x 5.5x 18.1x 14.3x 12.8x 2.0% Schroders£13.89 95.8% 181.8%£3,987m£2,566m£148bn 8.8x 7.1x 6.4x 17.4x 14.2x 12.2x 1.7% Aberdeen£1.38 88.7% 124.3%£1,526m£1,734m£161bn 9.0x 7.6x 6.7x 12.3x 10.6x 9.3x 1.1% Henderson£1.47 93.4% 192.1%£1,216m£1,285m£58bn 11.8x 10.3x 9.3x 15.4x 13.3x 11.6x 2.2% Gartmore£1.56 67.6% 160.3%£478m£655m£22bn 7.4x 6.5x 5.7x 7.5x 6.2x 5.5x 2.9% F&C(2)£0.66 70.2% 123.4%£322m£446m£106bn 6.1x 5.5x 5.7x 9.6x 7.9x 7.2x 0.4% Mean 8.5x 7.1x 6.5x 13.4x 11.1x 9.8x 1.7% Source: Factset Note: Market data as of 30-Apr-10; AuM as of latest available (1) Pro-forma acquisition of Van Kampen (2) Pro-forma acquisition of Thames River Confidential 9